Exhibit 99

FOR IMMEDIATE RELEASE

3M Announces Record Second-Quarter Earnings of $1.66 per Share;

Strong Productivity Efforts Drive 22.9 Percent Operating Margins

ST. PAUL, Minn. — July 26, 2012 - 3M (NYSE: MMM) today reported record second-quarter earnings of $1.66 per share, an increase of 3.8 percent versus the second quarter of 2011. Operating income was $1.7 billion and operating income margins for the quarter were 22.9 percent. All of the company’s six business segments posted operating income margins greater than 20 percent.

Sales were $7.5 billion, down 1.9 percent year-over-year. Organic local-currency sales grew 1.9 percent and acquisitions added 0.5 percent to sales. The company noted that the combination of challenging economic conditions and the strong U.S. dollar hurt sales in the quarter. Currency impacts reduced sales by 4.3 percent year-on-year.

On a business segment basis, organic local-currency sales increased 5.4 percent in Health Care, 4.2 percent in Industrial and Transportation, 3.1 percent in Consumer and Office and 3.1 percent in Safety, Security and Protection Services. Organic local-currency sales declined 1.8 percent in Electro and Communications and 6.6 percent in Display and Graphics, both impacted by weakness in the consumer electronics industry. On a geographic basis, organic local-currency sales grew 11.4 percent in Latin America/Canada and 3.6 percent in the United States, while Asia Pacific and EMEA (Europe, Middle East and Africa) declined 0.6 percent and 1.9 percent, respectively.

Second-quarter net income was $1.2 billion and earnings were $1.66 per share. Total-company operating income margins were 22.9 percent for the quarter, and free cash flow exceeded $1.0 billion.

“Our team performed very well in the quarter, delivering excellent productivity and record second-quarter earnings,” said Inge G. Thulin, 3M chairman, president and chief executive officer. “We achieved these results through outstanding factory efficiency and cost discipline throughout the organization.”

Thulin continued, “Going forward, we will keep driving to achieve strong earnings and cash flow. At the same time we will expand 3M’s customer relevance through strategic investments in manufacturing, innovation and commercialization.”

Looking ahead, 3M maintained its full-year 2012 earnings expectations of $6.35 to $6.50 per share. The company anticipates full-year organic local-currency sales growth of 2 to 5 percent and that foreign currency translation will reduce sales by approximately 3 percent for the year. 3M expects operating income margins in the range of 21.5 to 22.5 percent for the year.

Second-Quarter Business Segment Discussion

Industrial and Transportation

•                  Sales of $2.6 billion, down 0.6 percent in U.S. dollars. Organic local-currency sales increased 4.2 percent, acquisitions added 0.2 percent and foreign currency translation reduced sales by 5.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was strongest in automotive OEM, aerospace, abrasives and energy/advanced materials.

•                  Sales rose in Latin America/Canada, Asia Pacific and the U.S.; EMEA declined slightly.

•                  Operating income rose 13.0 percent to $614 million; operating income margin of 23.4 percent.

Health Care

•                  Sales of $1.3 billion, up 1.1 percent in U.S. dollars. Organic local-currency sales increased 5.4 percent, acquisitions added 0.4 percent and foreign currency translation reduced sales by 4.7 percent.

•                  On an organic local-currency basis:

•                  Sales rose in all businesses, led by food safety, health information systems and skin/wound care.

•                  Double-digit sales growth in Latin America/Canada and Asia Pacific; EMEA and the U.S. also posted positive growth.

•                  Operating income increased 13.4 percent to $414 million; operating income margin of 32.3 percent.

Consumer and Office

•                  Sales of $1.1 billion, up 2.3 percent in U.S. dollars. Organic local-currency sales increased 3.1 percent, acquisitions added 2.7 percent and foreign currency translation reduced sales by 3.5 percent.

•                  On an organic local-currency basis:

•                  Sales growth was led by the DIY and home care businesses.

•                  Sales expanded in Latin America/Canada, Asia Pacific and the U.S., partially offset by declines in EMEA.

•                  Operating income rose 10.2 percent to $222 million; operating income margin of 21.0 percent.

Safety, Security and Protection Services

•                  Sales of $991 million, down 1.9 percent in U.S. dollars. Organic local-currency sales increased 3.1 percent and foreign currency translation reduced sales by 5.0 percent.

•                  On an organic local-currency basis:

•                  Sales growth was strongest in infrastructure protection, personal safety and building and commercial services; sales declined year-on-year in security systems.

•                  Sales increased in Latin America/Canada, Asia Pacific and the U.S., partially offset by declines in EMEA.

•                  Operating income rose 6.3 percent to $258 million; operating margin of 26.0 percent.

Display and Graphics

•                  Sales of $882 million, down 9.3 percent in U.S. dollars. Organic local-currency sales declined 6.6 percent and foreign currency translation reduced sales by 2.7 percent.

•                  On an organic local-currency basis:

•                  Lower film volumes for LCD TVs drove double-digit sales declines in optical systems.

•                  Double-digit sales increases in both architectural markets and commercial graphics; sales down slightly in traffic safety systems.

•                  Sales declined in Asia Pacific and EMEA, partially offset by increases in the U.S. and Latin America/Canada.

•                  Operating income declined 19.1 percent to $179 million; operating margin of 20.3 percent.

Electro and Communications

•                  Sales of $824 million, down 4.7 percent in U.S. dollars. Organic local-currency sales declined 1.8 percent and foreign currency translation reduced sales by 2.9 percent.

•                  On an organic local-currency basis:

•                  Positive sales growth in electrical markets; telecom and consumer electronics-related businesses declined year-on-year.

•                  Sales rose in Latin America/Canada and the U.S., and were down year-on-year in EMEA and Asia Pacific.

•                  Operating income of $195 million, down 2.3 percent; operating margin of 23.7 percent.

3M will conduct an investor teleconference at 9:00 a.m. EDT (8:00 a.m. CDT) today. Investors can access this conference via the following:

•               Live webcast at http://investor.3M.com.

•               Live telephone:

Call 800-762-2596 within the U.S. or +1 212-231-2916 outside the U.S. Please join the call at least 10 minutes before the start time.

•               Webcast replay:

Go to 3M’s Investor Relations website at http://investor.3M.com and click on “Quarterly Earnings.”

•               Telephone replay:

Call 800-633-8284 (for both U.S. and outside the U.S.; access code is 21538621).

The telephone replay will be available until 10:00 a.m. CDT on July 31, 2012.

Forward-Looking Statements

This news release contains forward-looking information about 3M’s financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will,” “target,” “forecast” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic and capital markets conditions and other factors beyond the Company’s control, including natural and other disasters affecting the operations of the Company or its customers and suppliers; (2) the Company’s credit ratings and its cost of capital; (3) competitive conditions and customer preferences; (4) foreign currency exchange rates and fluctuations in those rates; (5) the timing and market acceptance of new product offerings; (6) the availability and cost of purchased components, compounds, raw materials and energy (including oil and natural gas and their derivatives) due to shortages, increased demand or supply interruptions (including those caused by natural and other disasters and other events); (7) the impact of acquisitions, strategic alliances, divestitures, and other unusual events resulting from portfolio management actions and other evolving business strategies, and possible organizational restructuring; (8) generating fewer productivity improvements than estimated; (9) security breaches and other disruptions to the Company’s information technology infrastructure; and (10) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the company’s Annual Report on Form 10-K for the year ended December 31, 2011 and its subsequent quarterly reports on Form 10-Q (the “Reports”). Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under “Cautionary Note Concerning Factors That May Affect Future Results” and “Risk Factors” in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Report). The information contained in this news release is as of the date indicated. The company assumes no obligation to update any forward-looking statements contained in this news release as a result of new information or future events or developments.

3M Company and Subsidiaries

CONSOLIDATED STATEMENT OF INCOME

(Millions, except per-share amounts)

(Unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2012	2011	2012	2011

Net sales	$7,534	$7,680	$15,020	$14,991
Operating expenses
Cost of sales	3,870	4,040	7,759	7,842
Selling, general and administrative expenses	1,528	1,581	3,080	3,114
Research, development and related expenses	408	404	819	802
Total operating expenses	5,806	6,025	11,658	11,758
Operating income	1,728	1,655	3,362	3,233
Interest expense and income
Interest expense	43	50	83	93
Interest income	(10)	(9)	(19)	(19)
Total interest expense – net	33	41	64	74
Income before income taxes	1,695	1,614	3,298	3,159
Provision for income taxes	509	437	971	879
Net income including noncontrolling interest	$1,186	$1,177	$2,327	$2,280
Less: Net income attributable to noncontrolling interest	19	17	35	39
Net income attributable to 3M	$1,167	$1,160	$2,292	$2,241
Weighted average 3M common shares outstanding – basic	694.3	713.4	695.5	712.5
Earnings per share attributable to 3M common shareholders – basic	$1.68	$1.63	$3.30	$3.15
Weighted average 3M common shares outstanding – diluted	702.6	726.5	704.4	726.4
Earnings per share attributable to 3M common shareholders – diluted	$1.66	$1.60	$3.25	$3.09
Cash dividends paid per 3M common share	$0.59	$0.55	$1.18	$1.10

3M Company and Subsidiaries

CONDENSED CONSOLIDATED BALANCE SHEET

(Dollars in millions)

(Unaudited)

	Jun. 30, 2012	Dec. 31, 2011	Jun. 30, 2011
ASSETS
Current assets
Cash and cash equivalents	$3,308	$2,219	$3,376
Marketable securities – current	1,595	1,461	1,148
Accounts receivable – net	4,364	3,867	4,385
Inventories	3,656	3,416	3,717
Other current assets	1,165	1,277	911
Total current assets	14,088	12,240	13,537
Marketable securities – non-current	1,031	896	407
Investments	152	155	166
Property, plant and equipment – net	7,706	7,666	7,624
Goodwill and intangible assets – net	8,911	8,963	9,258
Prepaid pension benefits	45	40	82
Other assets (a)	1,406	1,656	1,208
Total assets	$33,339	$31,616	$32,282

LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings and current portion of long-term debt	$650	$682	$1,116
Accounts payable	1,792	1,643	1,851
Accrued payroll	593	676	586
Accrued income taxes	440	355	365
Other current liabilities	2,232	2,085	2,285
Total current liabilities	5,707	5,441	6,203
Long-term debt	5,657	4,484	4,484
Pension and postretirement benefits (a)	3,355	3,972	1,932
Other liabilities	1,747	1,857	1,921
Total liabilities	$16,466	$15,754	$14,540

Total equity (a)	$16,873	$15,862	$17,742
Shares outstanding
June 30, 2012: 691,319,463 shares
December 31, 2011: 694,970,041 shares
June 30, 2011: 709,535,731 shares
Total liabilities and equity	$33,339	$31,616	$32,282

(a)         The changes in 3M’s defined-benefit pension and postretirement plans’ funded status as of December 31, 2011 (primarily due to a decrease in discount rates) significantly impacted several balance sheet lines. These changes increased long-term liabilities by approximately $2.4 billion and decreased stockholders’ equity by approximately $1.6 billion, with the other major impact primarily related to increased deferred taxes within other assets. Other pension and postretirement changes during the year, such as contributions and amortization, also impacted these balance sheet captions.

3M Company and Subsidiaries

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(Dollars in millions)

(Unaudited)

	Six-months ended June 30,
	2012	2011

NET CASH PROVIDED BY OPERATING ACTIVITIES	$2,217	$2,184

Cash flows from investing activities:
Purchases of property, plant and equipment	(619)	(526)
Acquisitions, net of cash acquired	(144)	(487)
Purchases and proceeds from sale or maturities of marketable securities and investments – net	(103)	205
Other investing activities	12	(1)

NET CASH USED IN INVESTING ACTIVITIES	(854)	(809)

Cash flows from financing activities:
Change in debt	1,192	(47)
Purchases of treasury stock	(1,163)	(1,358)
Proceeds from issuances of treasury stock pursuant to stock option and benefit plans	479	753
Dividends paid to shareholders	(820)	(783)
Other financing activities	41	(2)

NET CASH USED IN FINANCING ACTIVITIES	(271)	(1,437)

Effect of exchange rate changes on cash and cash equivalents	(3)	61

Net increase (decrease) in cash and cash equivalents	1,089	(1)
Cash and cash equivalents at beginning of year	2,219	3,377

Cash and cash equivalents at end of period	$3,308	$3,376

3M Company and Subsidiaries

SUPPLEMENTAL CASH FLOW AND

OTHER SUPPLEMENTAL FINANCIAL INFORMATION

(Dollars in millions)

(Unaudited)

	Three-months ended June 30,		Six-months ended June 30,
	2012	2011	2012	2011

NON-GAAP MEASURES

Free Cash Flow:
Net cash provided by operating activities	$1,389	$1,451	$2,217	$2,184
Purchases of property, plant and equipment	(358)	(295)	(619)	(526)

Free Cash Flow (b)	$1,031	$1,156	$1,598	$1,658

(b)         Free cash flow is not defined under U.S. GAAP. Therefore, it should not be considered a substitute for income or cash flow data prepared in accordance with GAAP and may not be comparable to similarly titled measures used by other companies. The company defines free cash flow as net cash provided by operating activities less purchases of property, plant and equipment. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. The company believes free cash flow is a useful measure of performance and uses this measure as an indication of the strength of the company and its ability to generate cash.

	June 30,
	2012	2011
OTHER NON-GAAP MEASURES:
Net Working Capital Turns (c)	4.8	4.9

(c)          The company uses various working capital measures that place emphasis and focus on certain working capital assets and liabilities. 3M’s net working capital index is defined as quarterly net sales multiplied by four, divided by ending net accounts receivable plus inventory less accounts payable. This measure is not recognized under U.S. GAAP and may not be comparable to similarly titled measures used by other companies.

3M Company and Subsidiaries

SALES CHANGE ANALYSIS

(Unaudited)

Sales Change Analysis

By Geographic Area

	Three-months ended June 30, 2012
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	0.7%	0.3%	(4.6)%	6.6%	—%
Price	2.9	(0.9)	2.7	4.8	1.9
Organic local-currency sales	3.6	(0.6)	(1.9)	11.4	1.9
Acquisitions	0.4	—	1.6	—	0.5
Translation	—	(1.5)	(10.6)	(10.9)	(4.3)
Total sales change	4.0%	(2.1)%	(10.9)%	0.5%	(1.9)%

Worldwide

Sales Change Analysis

By Business Segment

	Three-months ended June 30, 2012
	Organic
	local-			Total
	currency	Acqui-	Trans-	sales
	sales	sitions	lation	change
Industrial and Transportation	4.2%	0.2%	(5.0)%	(0.6)%
Health Care	5.4%	0.4%	(4.7)%	1.1%
Consumer and Office	3.1%	2.7%	(3.5)%	2.3%
Safety, Security and Protection Services	3.1%	—%	(5.0)%	(1.9)%
Display and Graphics	(6.6)%	—%	(2.7)%	(9.3)%
Electro and Communications	(1.8)%	—%	(2.9)%	(4.7)%

Sales Change Analysis

By Geographic Area

	Six-months ended June 30, 2012
	United States	Asia- Pacific	Europe, Middle East and Africa	Latin America/ Canada	World- Wide
Volume — organic	2.0%	(1.5)%	(3.6)%	7.2%	0.1%
Price	2.7	(0.8)	2.7	4.4	1.8
Organic local-currency sales	4.7	(2.3)	(0.9)	11.6	1.9
Acquisitions	0.4	0.5	2.6	0.1	1.0
Translation	—	(0.2)	(7.3)	(7.4)	(2.7)
Total sales change	5.1%	(2.0)%	(5.6)%	4.3%	0.2%

Worldwide

Sales Change Analysis

By Business Segment

	Six-months ended June 30, 2012
	Organic
	local-			Total
	currency	Acqui-	Trans-	sales
	sales	sitions	lation	change
Industrial and Transportation	5.4%	1.6%	(3.2)%	3.8%
Health Care	4.2%	0.2%	(2.9)%	1.5%
Consumer and Office	2.7%	2.8%	(2.2)%	3.3%
Safety, Security and Protection Services	4.9%	—%	(3.3)%	1.6%
Display and Graphics	(8.9)%	—%	(1.6)%	(10.5)%
Electro and Communications	(2.4)%	—%	(1.6)%	(4.0)%

3M Company and Subsidiaries

BUSINESS SEGMENTS

(Dollars in millions)

(Unaudited)

BUSINESS
SEGMENT
INFORMATION
(Millions)

	Three-months ended		Six-months ended
	June 30,		June 30,
	2012	2011	2012	2011
NET SALES
Industrial and Transportation	$2,627	$2,641	$5,287	$5,091
Health Care	1,283	1,269	2,563	2,524
Consumer and Office	1,062	1,038	2,105	2,038
Safety, Security and Protection Services	991	1,011	1,972	1,940
Display and Graphics	882	973	1,714	1,916
Electro and Communications	824	864	1,632	1,700
Corporate and Unallocated	2	3	3	8
Elimination of Dual Credit	(137)	(119)	(256)	(226)

Total Company	$7,534	$7,680	$15,020	$14,991

	Three-months ended		Six-months ended
	June 30,		June 30,
	2012	2011	2012	2011
OPERATING INCOME
Industrial and Transportation	$614	$544	$1,214	$1,060
Health Care	414	364	816	733
Consumer and Office	222	202	456	417
Safety, Security and Protection Services	258	242	489	441
Display and Graphics	179	222	342	452
Electro and Communications	195	200	363	378
Corporate and Unallocated	(124)	(93)	(262)	(198)
Elimination of Dual Credit	(30)	(26)	(56)	(50)

Total Company	$1,728	$1,655	$3,362	$3,233

About 3M

3M captures the spark of new ideas and transforms them into thousands of ingenious products.  Our culture of creative collaboration inspires a never-ending stream of powerful technologies that make life better.  3M is the innovation company that never stops inventing.  With $30 billion in sales, 3M employs 84,000 people worldwide and has operations in more than 65 countries.

Investor Contacts:	Matt Ginter	Media Contact:	Jacqueline Berry
	3M		3M
	(651) 733-8206		(651) 733-3611

Bruce Jermeland
3M
(651) 733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-1000